Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer 412 227 2231 ZugayMJ@koppers.com

Koppers Announces Retirement of Stephen C. Reeder,

Senior Vice President, Performance Chemicals

Douglas J. Fenwick, Vice President, Performance Chemicals Named as Successor

PITTSBURGH, November 27, 2018 – Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc. (NYSE: KOP), today announced that Stephen C. Reeder, Senior Vice President, Performance Chemicals (PC), has elected to retire, effective December 31, 2018.  As of January 1, 2019, the PC segment will be led by Douglas J. Fenwick, Vice President, Performance Chemicals.  Mr. Fenwick has also been a member of the executive team for the past several years.

Mr. Reeder began his career in the wood-treating industry more than forty years ago and joined Osmose in 1985, which subsequently became part of Koppers in 2014.  Prior to assuming his current executive role with full global responsibility for the PC business in January 2016, he held various roles of increasing responsibility in sales, customer service, and engineering.

Commenting on Mr. Reeder’s career, President and CEO Leroy M. Ball said, “Speaking on behalf of all Koppers employees, we cannot thank Steve enough for his significant contributions and dedication to our company, and we wish him the best of health and happiness in retirement.  Steve’s legacy as a customer-focused leader was valued by many and was a key driver to the PC operating segment reaching new highs in profitability under his leadership.”

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About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.